Exhibit 12

                        BROWNING-FERRIS INDUSTRIES, INC.
                                 AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                                  (Unaudited)

                         (Dollar Amounts in Thousands)


                                                 Nine Months
                                                Ended June 30,
                                             --------------------
                                               1995         1994
                                             --------     --------
Earnings Available for Fixed Charges:

  Income before minority interest
    and extraordinary item                   $311,765     $209,819
  Income taxes                                207,843      139,880
                                             --------     --------
  Income before income taxes, minority
  interest and extraordinary item             519,608      349,699
  Consolidated interest expense               118,524       62,753
  Interest expense related to
    proportionate share of 50% owned
    affiliates                                 14,537       16,497
  Portion of rents representing the
    interest factor                            22,910       14,191
  Less-Equity in earnings of affiliates
    less than 50% owned                         1,338          254

                                             --------     --------
          Total                              $674,241     $442,886
                                             ========     ========
Fixed Charges:
  Consolidated interest expense and
    interest costs capitalized               $125,519     $ 71,950
  Interest expense and interest costs
    capitalized related to proportionate
    share of 50% owned affiliates              14,901       16,497
  Portion of rents representing the
    interest factor                            22,910       14,191
                                             --------     --------
          Total                              $163,330     $102,638
                                             ========     ========
Ratio of Earnings to Fixed Charges               4.13         4.32
                                             ========     ========